SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                         (Amendment No.            )(1)


                               Casino Data Systems
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    147583108
--------------------------------------------------------------------------------
                                 (CUSIP Number)
                  Allen B. Holeman, Bear, Stearns & Co. Inc.
                  115 South Jefferson Road, Whippany, NJ 07981
                                 (973) 793-2202
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  July 6, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                                (Page 1 of Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13D-07/98)


CUSIP No.    147583108                 13D                   Page    of    Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                The Bear Stearns Companies Inc.**
                                IRS # 13-3286161
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

                                 WC, OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF
                    0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        0

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

                                       HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Bear, Stearns & Co. Inc.**
                                IRS # 13-3299429
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

                                     WC, OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF
                    0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        0

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

                                       BD

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.   147583108                  13D                   Page    of    Pages


-------------------------------------------------------------------------------
Page 3

                                        Schedule 13D Amendment No. 1

     This statement constitutes Amendment No. 1 to the statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission by Bear, Stearns & Co. Inc. ("Bear Stearns") with respect to its ownership of the Common Stock of Capital Holdings Inc. (the "Issuer").

Item 3:  Source and Amount of Funds or Other Consideration

     Not applicable

Item 5:  Interest in Securities of the Issuer (as of 07/06/01)

        (a) The responses of Bear Stearns to Rows (11) through (13) of the cover page of this Amendment No. 1 to Schedule 13D are incorporated herein by reference. To the best of Bear Stearns' knowledge, none of its executive officers or directors beneficially own any Common Stock of the Issuer.

        (b) The responses of Bear Stearns to Rows (7) through (10) of the cover page of this Amendment No. 1 to Schedule 13D are incorporated herein by reference.

        (c) Since the date of its initial filing on Schedule 13D, Bear Stearns has effected transactions in the Common Stock of the Issuer. Information concerning transactions in the Common Stock effected by Bear Stearns is set forth on Appendix I.

        (d)     Not Applicable.

        (e) On July 6, 2001, Bear Stearns exchanged 1,075,413 shares of Casino Data Systems. Therefore, Bear Stearns ceased to be the beneficial owner of more than five percent of the Common Stock of the Issuer since the date of its original filing.




Page 4


**Bear, Stearns & Co. Inc. is a subsidiary of The Bear Stearns Companies Inc.


Signature:

        After reasonable inquiry and to the best of my knowledge and belief,

I certify that the information set forth in this statement is true,

complete and correct.



                                                     July 11, 2001
                                        ----------------------------------------
                                                         (Date)


                                                           /S/
                                        ----------------------------------------
                                                       (Signature)


                                       Barry J. Cohen/Senior Managing Director
                                        ----------------------------------------
                                                       (Name/Title)


                                   APPENDIX I

                               Casino Data Systems

                      Trading from 05/08/01 through 07/06/2001
                             (Various Firm Accounts)
                                            ***** 07/06 *****
596,301- CASINO DATA SYSTEMS             MER OA     5,515,784.25-
283,060- CASINO DATA SYSTEMS             MER OA     2,618,305.00-
196,052- CASINO DATA SYSTEMS             MER OA     1,813,481.00-
                                ***** 06/21 *****
  3,000  CASINO DATA SYSTEMS            9.2000         27,600.00
                                ***** 06/20 *****
    258- CASINO DATA SYSTEMS            9.2200          2,378.68-
    300- CASINO DATA SYSTEMS            9.2200          2,765.90-
                                ***** 06/19 *****
    100- CASINO DATA SYSTEMS            9.2000            919.96-
                                ***** 06/08 *****
     90- CASINO DATA SYSTEMS            9.1600            824.37-
                                ***** 06/06 *****
  5,700  CASINO DATA SYSTEMS            9.1200         51,984.00
 19,400  CASINO DATA SYSTEMS            9.1200        176,928.00
  8,000  CASINO DATA SYSTEMS            9.1200         72,960.00
    100  CASINO DATA SYSTEMS            9.1200            912.00
    600  CASINO DATA SYSTEMS            9.1200          5,472.00
  1,000  CASINO DATA SYSTEMS            9.1200          9,120.00
  4,000  CASINO DATA SYSTEMS            9.1200         36,480.00
    100- CASINO DATA SYSTEMS            9.2000            919.96-
 19,400- CASINO DATA SYSTEMS            9.1200        176,922.10-
                                ***** 05/31 *****
    100- CASINO DATA SYSTEMS            9.1200            911.96-
    100- CASINO DATA SYSTEMS            9.1200            911.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    500- CASINO DATA SYSTEMS            9.1300          4,564.84-
  1,000- CASINO DATA SYSTEMS            9.1200          9,119.69-
  1,000- CASINO DATA SYSTEMS            9.1200          9,119.69-
  1,500- CASINO DATA SYSTEMS            9.1300         13,694.54-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1200            911.96-
    100- CASINO DATA SYSTEMS            9.1200            911.96-
    100- CASINO DATA SYSTEMS            9.1200            911.96-
    100- CASINO DATA SYSTEMS            9.1200            911.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    100- CASINO DATA SYSTEMS            9.1300            912.96-
    200- CASINO DATA SYSTEMS            9.1300          1,825.93-
    200- CASINO DATA SYSTEMS            9.1300          1,825.93-
    400- CASINO DATA SYSTEMS            9.1300          3,651.87-
    600- CASINO DATA SYSTEMS            9.1300          5,477.81-
  1,000- CASINO DATA SYSTEMS            9.1200          9,119.69-
  1,097- CASINO DATA SYSTEMS            9.1300         10,015.27-
                                ***** 05/30 *****
 18,000  CASINO DATA SYSTEMS            9.1200        164,160.00
 10,000  CASINO DATA SYSTEMS            9.1200         91,200.00
  1,000  CASINO DATA SYSTEMS            9.1100          9,110.00
  8,600  CASINO DATA SYSTEMS            9.1100         78,346.00
 10,000  CASINO DATA SYSTEMS            9.1100         91,100.00
 56,100  CASINO DATA SYSTEMS            9.1100        511,071.00
  1,500- CASINO DATA SYSTEMS            9.1200         13,679.54-
    100- CASINO DATA SYSTEMS            9.1200            911.96-
 28,000- CASINO DATA SYSTEMS            9.1200        255,351.48-
                                ***** 05/24 *****
    100  CASINO DATA SYSTEMS            9.0800            908.00
    400  CASINO DATA SYSTEMS            9.0800          3,632.00
    900  CASINO DATA SYSTEMS            9.0800          8,172.00
  1,000  CASINO DATA SYSTEMS            9.0800          9,080.00
  2,000  CASINO DATA SYSTEMS            9.0800         18,160.00
  4,000  CASINO DATA SYSTEMS            9.0800         36,320.00
  5,000  CASINO DATA SYSTEMS            9.0800         45,400.00
    200  CASINO DATA SYSTEMS            9.0800          1,816.00
 10,000- CASINO DATA SYSTEMS            9.0900         90,896.97-
                                ***** 05/22 *****
    100  CASINO DATA SYSTEMS            9.0800            908.00
                                ***** 05/18 *****
  1,000  CASINO DATA SYSTEMS            9.0300          9,030.00
    300- CASINO DATA SYSTEMS            9.0600          2,717.90-
    800- CASINO DATA SYSTEMS            9.0300          7,223.75-
                                ***** 05/17 *****
    160  CASINO DATA SYSTEMS            9.1000          1,456.00
  1,100- CASINO DATA SYSTEMS            9.1000         10,009.65-
                                ***** 05/10 *****
    100  CASINO DATA SYSTEMS            9.0500            905.00
  5,000  CASINO DATA SYSTEMS            9.0500         45,250.00
  5,000  CASINO DATA SYSTEMS            9.0500         45,250.00
  6,000  CASINO DATA SYSTEMS            9.0100         54,060.00
 16,000- CASINO DATA SYSTEMS            9.0351        144,556.77-
 10,000  CASINO DATA SYSTEMS            9.0351         90,351.00
  6,000  CASINO DATA SYSTEMS            9.0351         54,210.60